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                                                                 EXHIBIT 10.17.1
                                   MEMORANDUM

TO:               Ann Hoppe

FROM:             Desmond O'Connell

DATE:             January 21, 2000 (Revised 8 Feb 2000)

RE:               Transition Agreement

As discussed, during the transition period, not to exceed nine (9) months, you will:

- Continue to serve as the VP, Regulatory Affairs and Responsible Head for Serologicals, Inc., continuing to perform the duties and responsibilities associated with this role to the best of your abilities.
- Assist in the selection, training and evaluation of the Quality Assurance/Control management staff, ensuring personnel are trained on critical regulatory areas.
-    Assist in the recruitment and selection of the new VP, Regulatory Affairs.
- Assist the senior executive team with Company-wide regulatory issues, as requested.

Upon your termination from employment by the Company without cause as contemplated herein, you will be entitled to the provisions outlined in your employment agreement (dated 23 Jan 97) and the provisions of the Senior Executive Incentive Plan (dated 14 Sep 99), including nine (9) months salary continuation ("severance period"). The severance pay will be paid to you in equal periodic installments, in conjunction with the Company's normal payroll cycle, with the first such installment made on the first pay date after your date of termination. A termination of your employment on account of death, disability or cause shall be governed by your January 23, 1997 employment agreement.

The Company, at its sole discretion, may elect to pay you, in lieu of the periodic installments, a single lump-sum payment that is equal to the aggregate amount of the severance pay to which you are entitled. If made in a lump-sum form, such single payment shall be made within thirty (30) days after your date of termination. The date on which the Company makes the final installment payment, or the single lump-sum payment, as applicable, to the Employee shall be referred to below as the "Completion Date." Regardless of the manner in which the Company elects to make these payments (i.e., installment or single lump-sum), the Completion Date will remain the last day on which the final installment of the periodic payment would have been made. If the Employee dies before the Completion Date, any unpaid installments, or such lump-sum payment, as applicable, shall be paid to the Employee's estate at the same time and in the same amounts as such installments or payment would have been paid to the Employee if he or she had survived.

Provided you continue to perform the duties and responsibilities associated with your role to your current standards of performance, the Company agrees that your termination date will be no earlier than September 15, 2000. The intent of the parties is that 50% of the 14 Sep 99 option award will be immediately vested upon termination of employment. With respect to the cash bonus provisions under the 14 Sep 99 Senior Executive Incentive Plan, you shall remain eligible to receive and shall be paid for up to the full amount provided for under this plan, provided you have earned such bonus during the term of your employment, as determined by the President and CEO. In the event of your death prior to the payment of any earned bonus under the 14 Sep 99 Senior Executive Incentive Plan, payment due to you will be made to your estate. If you are to die before the full severance benefits have been paid to you, any unpaid installments shall be paid to the Employee's estate at the same time and in the same amounts as such installments or payment would have been paid to the Employee if he or she had survived.
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In addition, the Company agrees to continue your group health insurance coverage for the duration of your severance period; provided, however, that you continue to pay your portion of the health insurance premiums during this period. Additionally, the Company agrees to reimburse you up to $10,000 in fees associated with outplacement services provided by Drake-Beam.

Unless identified above, all other terms and conditions of your employment agreement dated January 23, 1997 remain in effect.

Please acknowledge your acceptance of this agreement by signing and dating below.


 /s/ Desmond H. O'Connell, Jr.                   February 10, 2000
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Desmond H. O'Connell, Jr.                        Date


 /s/ P. Ann Hoppe                                February 10, 2000
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P. Ann Hoppe                                     Date